Exhibit 99.(a)(5)(E)

Media Relations Jorge Pérez (52-81) 8888-4334	Investor Relations Eduardo Rendón (52-81) 8888-4256	Analyst Relations Ricardo Sales (212) 317-6008	Australian Media Contact Martin Debelle (61-2) 9252-0622

CEMEX CONFIRMS THAT IT WILL TERMINATE WITHDRAWAL RIGHTS WHEN ITS OFFER TO ACQUIRE RINKER IS DECLARED UNCONDITIONAL

MONTERREY, MEXICO, June 5, 2007.- CEMEX, S.A.B. de C.V. (NYSE: CX) refers to its announcement of May 10 in which it stated that it will terminate withdrawal rights which arise under Rule 14d-7 and Section 14(d)(5) of the Securities Exchange Act of 1934, described in Section 7.3 of the Bidder's Statement if, and on the date that, its Offer to acquire shares of Rinker Group Limited ("Rinker") (ASX: RIN, NYSE ADR: RIN) is declared unconditional.

In the Press Release of CEMEX dated May 10, 2007, CEMEX announced that it will terminate withdrawal rights on a date no earlier than May 18, 2007. This date having passed, CEMEX today confirms that it will terminate withdrawal rights on the date the Offer is declared unconditional.

As stated in the Eighth Supplementary Bidder's Statement dated 30 May 2007, if CEMEX's aggregate relevant interest in Rinker Shares exceeds 50%, it will waive the 90% minimum acceptance condition, declare the Offer unconditional and such withdrawal rights will lapse. Rinker security holders should withdraw their tenders immediately if their willingness to tender into the Offer would be affected by a waiver of the minimum acceptance condition.

CEMEX is a growing global building solutions company that provides high quality products and reliable service to customers and communities in more than 50 countries throughout the world. CEMEX has a rich history of improving the well-being of those it serves through its efforts to pursue innovative industry solutions and efficiency advancements and to promote a sustainable future. For more information, visit www.cemex.com.

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This document includes “forward-looking statements.”  These statements contain the words “anticipate”, “believe”, “intend”, “estimate”, “expect” and words of similar meaning.  All statements other than statements of historical facts included in this document, including, without limitation, those regarding CEMEX’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to CEMEX’s products and services) are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of CEMEX to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Such forward-looking statements are based on numerous assumptions regarding CEMEX’s operations and present and future business strategies and the environment in which CEMEX will operate in the future.  These forward-looking statements speak only as of the date of this document.  Accordingly, there can be no assurance that such statements, estimates or projections will be realized.  None of the projections or assumptions in this document should be taken as forecasts or promises nor should they be taken as implying any indication, assurance or guarantee that the assumptions on which such projections have been prepared are correct or exhaustive or, in the case of assumptions, fully stated in this press release.  CEMEX expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking information contained herein to reflect any change in CEMEX’s results or expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by law.  The projections and forecasts included in the forward-looking statements herein were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants, the Commission or any similar body or guidelines regarding projections and forecasts, nor have such projections or forecasts been audited, examined or otherwise reviewed by the independent auditors of the Company.  You should not place undue reliance on these forward-looking statements.